Exhibit 99.1

CONFIDENTIAL DRAFT

Veracyte, Inc. Announces Third Quarter 2013 Financial Results

— 3Q Revenue Reached $5.6 Million, Increasing 74% Compared to Prior Year —

— Coverage and Reimbursement Continue to Expand for Afirma® Gene Expression Classifier (GEC) —

— Company Successfully Completed Initial Public Offering on November 4 —

— Conference Call Today at 5 p.m. ET —

South San Francisco, Calif. — November 25, 2013 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results for the third quarter ended September 30, 2013, and provided an update on recent business progress. Revenue was $5.6 million for the third quarter of 2013, versus $3.2 million for the third quarter of 2012, an increase of 74%. Revenue for the first nine months of 2013 was $15.0 million, compared to $7.2 million for the first nine months of 2012, an increase of 110%.

“Our strong financial performance, including a 74% increase in year-over-year third quarter revenues, reflects both growing physician adoption and increased payer coverage and reimbursement for our Afirma solution. The results demonstrate increasing recognition of the value our product delivers in helping patients avoid unnecessary surgeries, while reducing healthcare costs,” said Bonnie H. Anderson, Veracyte’s president and chief executive officer. “Further, our recently completed initial public offering marks a significant milestone for the company, and we are encouraged by the interest of a high-caliber group of investors. These proceeds will enable us to accelerate our sales and marketing efforts in response to recent positive payer coverage decisions for our Afirma GEC. With our growth in adoption and reimbursement and the proceeds from our IPO, we believe we are well-positioned to advance the long-term growth of the company.”

Recent Business Highlights

•                                          Obtained positive medical coverage policies for the Afirma GEC from Humana in July and SelectHealth, a part of Intermountain Healthcare, in August, following a positive coverage decision by Aetna in June.

•                                          Positive data from the first long-term, multicenter outcome study confirming the clinical validity and durable clinical utility of the Afirma GEC were published online in the Journal of Clinical Endocrinology & Metabolism and presented at the 83rd Annual Meeting of the American Thyroid Association (ATA).

•                                          Positive findings presented at the American Society of Cytopathology’s 61st Annual Scientific Meeting suggest that the Afirma GEC, when supplemented with an additional gene set, can accurately identify medullary thyroid cancer (MTC) pre-operatively among thyroid nodule fine needle aspiration (FNA) samples that are indeterminate by cytopathology.

•                                          Received a New York State Department of Health clinical laboratory permit for Veracyte’s CLIA laboratory facility located in Austin, Texas.

•                                          Completed an IPO on November 4, 2013, raising gross proceeds of $65 million.

Third Quarter 2013 Financial Results

•                                          Cash and cash equivalents as of September 30, 2013 totaled $15.4 million.

•                                          The company received 12,417 FNA samples during the third quarter of 2013, compared to 7,052 FNA samples during the same period in 2012, an increase of 76%. Afirma GEC tests continued to be performed at a rate of approximately 20% of FNA samples received.

•                                          Revenue for the third quarter of 2013 was $5.6 million, compared with revenue of $3.2 million for the comparable period in 2012.

•                                          Total operating expenses for the third quarter of 2013 were $11.7 million, compared with total operating expenses of $8.2 million for the comparable period in 2012. Cost of revenue was $3.1 million for the third quarter of 2013, compared with $2.0 million for the comparable period in 2012. Research and development expenses were $2.0 million for the three months ended September 30, 2013, compared to $1.7 million for the same period in 2012. Selling and marketing expenses were $3.3 million for the third quarter of 2013, compared with $2.3 million for the third quarter of 2012. General and administrative expenses were $3.2 million for the third quarter 2013, compared with $2.1 million for the same period in 2012.

•                                          Net loss for the third quarter of 2013 was $6.3 million, or $6.59 per common share, compared to a net loss of $4.9 million, or $7.49 per common share for the same period in 2012.

Conference Call Details

Veracyte will host a live conference call and webcast today at 5 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the live conference call. The conference ID number for the live call is 98673982. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website for 14 days approximately two hours following completion of the call.

About Veracyte, Inc.

Veracyte is focused on discovering, developing and commercializing molecular cytology solutions that enable physicians to make more informed treatment decisions at an early stage in patient care, thus helping patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma Thyroid FNA Analysis, includes the Gene Expression Classifier (GEC). Over 525,000 fine needle aspiration (FNA) biopsies are performed each year in the United States on thyroid nodules suspicious for cancer, with up to 30% of FNAs yielding indeterminate results using cytopathology alone. Traditionally, most of these patients have undergone surgery to remove all or part of their thyroids, yet in 70% to 80% of cases, the nodules prove to be benign and thus the surgery was unnecessary. The GEC helps physicians reduce the number of unnecessary surgeries by employing a proprietary 142-gene signature to determine pre-operatively whether thyroid nodules previously classified by cytopathology as indeterminate can be reclassified as benign. The clinical utility and cost effectiveness of the GEC have been demonstrated in studies published in peer-reviewed journals and the clinical validity of the GEC has been demonstrated in a study published in The New England Journal of Medicine in 2012. Since the commercial launch of Afirma in January 2011, Veracyte has received over 60,000 FNA samples for evaluation using Afirma and has performed approximately 12,000 GECs to resolve indeterminate cytopathology results. Veracyte has obtained positive coverage decisions for Afirma from Aetna, Humana, Medicare and UnitedHealthcare. Collectively, these payers represent more than 100 million covered lives. Afirma is marketed and sold in the United States through a global co-promotion agreement with Genzyme Corporation, a subsidiary of Sanofi. Veracyte estimates the global market for Afirma to be $800 million. The company intends to expand its molecular cytology franchise to other clinical areas and is in late biomarker discovery for its first product in pulmonology.

Veracyte and Afirma are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential benefits of the Afirma GEC to patients, physicians and payers; the company’s belief that the proceeds from its IPO will enable it to accelerate its sales and marketing efforts; the company’s belief that it is well-positioned to advance long-term growth; the ability of the company’s test to change clinical outcomes; the potential of the Afirma GEC, supplemented by an additional gene set, to identify patients with MTC and the value of expanding the test to this patient population; the estimated size of the global market for Afirma; and the company’s intent to expand its molecular cytology business into other clinical areas. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the FDA; our dependence on strategic relationships; our ability to develop and commercialize new products and the timing of commercialization; the outcome of clinical studies; the applicability of clinical results to actual outcomes; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks detailed under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

VERACYTE, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Revenue	$5,594	$3,224	$15,046	$7,171
Operating expenses:
Cost of revenue	3,132	1,984	9,136	4,984
Research and development	2,028	1,729	5,940	4,887
Selling and marketing	3,291	2,347	8,609	5,392
General and administrative	3,244	2,103	8,772	5,721
Total operating expenses	11,695	8,163	32,457	20,984
Loss from operations	(6,101)	(4,939)	(17,411)	(13,813)
Interest expense	(126)	—	(131)	—
Other income (expense), net	(76)	1	(2,146)	1
Net loss and comprehensive loss	$(6,303)	$(4,938)	$(19,688)	$(13,812)
Net loss per common share, basic and diluted	$(6.59)	$(7.49)	$(22.87)	$(21.40)
Shares used to compute net loss per common share, basic and diluted	955,890	659,129	860,957	645,306

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,426	$14,002
Accounts receivable, net of allowance of $364 and $222 as of September 30, 2013 and December 31, 2012	714	569
Supplies inventory	1,392	1,050
Prepaid expenses and other current assets	2,938	710
Restricted cash	—	50
Total current assets	20,470	16,381
Property and equipment, net	2,826	2,446
Restricted cash	118	118
Other assets	157	122
Total assets	$23,571	$19,067
Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$5,604	$1,888
Accrued liabilities	4,416	4,020
Deferred Genzyme co-promotion fee	2,500	2,500
Preferred stock liability	—	583
Total current liabilities	12,520	8,991
Long-term debt, net of discount	4,863	—
Deferred rent, net of current portion	250	61
Preferred stock warrant liability	252	—
Deferred Genzyme co-promotion fee, net of current portion	3,239	5,114
Total liabilities	21,124	14,166
Commitments and contingencies
Convertible preferred stock; $0.001 par value, 60,187,700 and 59,147,999 shares authorized at September 30, 2013 (unaudited) and December 31, 2012, respectively; 59,989,268 and 53,084,507 shares issued and outstanding at September 30, 2013 (unaudited) and December 31, 2012, respectively	79,022	63,372
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 77,000,000 shares authorized; 992,578 and 667,684 shares issued and outstanding at September 30, 2013 (unaudited) and December 31, 2012, respectively	1	1
Additional paid-in capital	3,181	1,597
Accumulated deficit	(79,757)	(60,069)
Total stockholders’ (deficit) equity	(76,575)	(58,471)
Total liabilities, convertible preferred stock, and stockholders’ (deficit) equity	$23,571	$19,067

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com